Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Brandi Martin	Investors:	Lisa Capodici
	(614) 757-3383		(614) 757-5035
	brandi.martin@cardinalhealth.com		lisa.capodici@cardinalhealth.com

Cardinal Health Reports Fourth Quarter and Full Year Results for Fiscal Year 2019

•	Fourth quarter revenue increased 6 percent to $37.4 billion, and full year revenue increased 6 percent to $145.5 billion

•	Fourth quarter GAAP[1] operating earnings were $307 million, and non-GAAP operating earnings were $507 million

•	Fourth quarter GAAP diluted earnings per share were $0.65, and non-GAAP diluted earnings per share were $1.11

•	Full year GAAP operating earnings were $2.1 billion, and non-GAAP operating earnings were $2.4 billion

•	Full year GAAP diluted earnings per share were $4.53, and non-GAAP diluted earnings per share were $5.28

DUBLIN, Ohio, August 8, 2019 - Cardinal Health (NYSE: CAH) today reported fourth quarter fiscal year 2019 revenues of $37.4 billion, an increase of 6 percent from the fourth quarter last year. GAAP operating earnings were $307 million and non-GAAP operating earnings were $507 million in the quarter. GAAP diluted earnings per share (EPS) for the fourth quarter were $0.65, while non-GAAP diluted EPS were $1.11.

Fiscal 2019 revenues were $145.5 billion, an increase of 6 percent from fiscal 2018. GAAP operating earnings were $2.1 billion and non-GAAP operating earnings were $2.4 billion for the year. GAAP diluted EPS for fiscal year 2019 were $4.53, while non-GAAP diluted EPS were $5.28.

“The fourth quarter capped off a year of progress for Cardinal Health,” said Mike Kaufmann, CEO of Cardinal Health. “During fiscal 2019, we delivered on our overall commitments and made significant strides on key initiatives that position us for growth in an evolving healthcare environment. While we still have work to do, we look forward to building on this foundation in the coming year and continuing to enhance the value we provide to our customers and their patients.”

Q4 and full year FY19 summary

	Q4 FY19		Q4 FY18		Y/Y	FY19		FY18		Y/Y
Revenue	$37.4	billion	$35.3	billion	6%	$145.5	billion	$136.8	billion	6%
Operating earnings/(loss)	$307	million	$(1.1	) billion	N.M.	$2.1	billion	$126	million	N.M
Non-GAAP operating earnings	$507	million	$465	million	9%	$2.4	billion	$2.6	billion	(9)%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$194	million	$(1.2	) billion	N.M.	$1.4	billion	$256	million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$334	million	$315	million	6%	$1.6	billion	$1.6	billion	1%
Diluted EPS attributable to Cardinal Health, Inc.	$0.65		$(3.76)		N.M.	$4.53		$0.81		N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.11		$1.01		10%	$5.28		$5.00		6%

Fiscal year 2019 GAAP results included a pre-tax gain of $508 million from the divestiture of the company’s naviHealth business. Fiscal 2018 GAAP results included a $1.4 billion goodwill impairment taken in the fourth fiscal quarter related to the Medical segment and transitional tax benefits of $936 million due to the enactment of the U.S. Tax Cuts and Jobs Act (“U.S. tax reform”).

Tax rate
During the fourth quarter of 2019 and 2018, GAAP effective tax rates were 18.4 percent and 1.8 percent, respectively. In fiscal years 2019 and 2018, GAAP effective tax rates were 22.1 percent and 213.8 percent, respectively. The fiscal year 2018 GAAP fourth quarter and full

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year effective tax rates were adversely impacted by the non-deductible Medical segment goodwill impairment. Additionally, the fiscal year 2018 GAAP effective tax rate benefitted from transitional tax benefits of $936 million due to the enactment of U.S. tax reform. The fiscal year 2019 GAAP fourth quarter effective tax rate was unfavorably impacted by net discrete items whereas the fiscal year 2018 GAAP fourth quarter effective tax rate was favorably impacted by net discrete items.

During the fourth quarter of 2019 and 2018, non-GAAP effective tax rates were 23.7 percent and 11.8 percent, respectively. In fiscal years 2019 and 2018, non-GAAP effective tax rates were 22.1 percent and 29.3 percent, respectively. Fiscal 2019 GAAP and non-GAAP effective tax rates were favorably impacted by the full benefit of the lower U.S. federal income tax rate due to U.S. tax reform. The fiscal year 2019 non-GAAP fourth quarter effective tax rate was unfavorably impacted by net discrete items whereas the fiscal year 2018 non-GAAP fourth quarter effective tax rate was favorably impacted by net discrete items.

Segment results
Pharmaceutical segment
Fourth quarter revenue for the Pharmaceutical segment increased 6 percent to $33.4 billion due to sales growth from Pharmaceutical Distribution and Specialty Solutions customers.

Pharmaceutical segment profit increased 7 percent to $447 million in the fourth quarter, which reflects the positive impact from Specialty Solutions and a higher contribution from brand sales and mix, partially offset by the company’s generics program performance.

	Q4 FY19		Q4 FY18		Y/Y	FY19		FY18		Y/Y
Revenue	$33.4	billion	$31.5	billion	6%	$129.9	billion	$121.2	billion	7%
Segment profit	$447	million	$416	million	7%	$1.8	billion	$2.0	billion	(8)%
Medical segment
Fourth quarter revenue for the Medical segment increased 1 percent to $4.0 billion due to growth from existing customers, partially offset by the divestiture of the naviHealth business.

Medical segment profit decreased by 15 percent to $97 million in the fourth quarter, driven by the performance of Cardinal Health Brand products, partially offset by the benefits from cost savings initiatives.

	Q4 FY19		Q4 FY18		Y/Y	FY19		FY18		Y/Y
Revenue	$4.0	billion	$3.9	billion	1%	$15.6	billion	$15.6	billion	—%
Segment profit	$97	million	$114	million	(15)%	$576	million	$662	million	(13)%

Outlook
The company does not provide a GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

The company's fiscal year 2020 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. is $4.85 to $5.10.

The company’s guidance for fiscal 2020 includes an anticipated incremental $130 million in cost savings associated with actions intended to optimize and simplify the company’s operating model and cost structure. In connection with these cost savings initiatives, the company expects to record restructuring charges in the range of $120 million to $145 million, the majority of which are expected to be expensed in fiscal year 2020. Cardinal Health has targeted achieving more than $500 million in savings within five years, relative to its fiscal 2018 baseline and may incur additional restructuring charges in furtherance of this goal. Restructuring charges are excluded from the company’s non-GAAP results.

Recent highlights

•
Cardinal Health announced that Dean Scarborough, former chairman and CEO of Avery Dennison, and John Weiland, former vice chairman, president and COO of C.R. Bard, Inc., will join the board of directors effective September 1.

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•	Cardinal Health announced that Stephen Mason, president of the company's Cardinal Health at-Home Solutions business, is being promoted to CEO of Cardinal Health's Medical segment effective August 16.

•
Cardinal Health announced that David Evans joined Cardinal Health on July 29 and will become interim CFO, effective September 1, as the company conducts its external search for a permanent CFO. David most recently served as executive vice president and CFO of Battelle Memorial Institute, and previously served as executive vice president and CFO of Scotts Miracle-Gro.

•
Cardinal Health board of directors approved a quarterly dividend of $0.4811 per share. The dividend will be payable on October 15, 2019 to shareholders of record at the close of business on October 1, 2019.

•
As part of the company’s Opioid Action Program, the Cardinal Health Foundation awarded nearly $1 million in additional grants to state pharmacy associations and colleges of pharmacy to support best strategies for prescribing practices.

FY19 awards and recognition highlights

•	Named to the Human Rights Campaign (HRC) Best Places to Work for LGBT Equality for the eleventh consecutive year based on ratings in HRC's 2019 Corporate Equality Index

•	Recognized by Becker's Healthcare as one of the 150 Top Places to Work in Healthcare in 2019 for the fifth consecutive year

•	Earned distinction as a 2019 "Top 70 Companies for Executive Women" by the National Association for Female Executives for the eighth consecutive year
Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss fourth quarter and year end results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until August 7, 2020.

Upcoming webcasted investor events

•	Morgan Stanley 17th Annual Global Healthcare Conference on Wednesday, September 11 at 8:45 a.m. Eastern in New York City

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company enhances supply chain efficiency for clinically proven medical products, pharmaceuticals and cost-effective solutions. To combat prescription drug misuse, the Cardinal Health Foundation and its education partners created Generation Rx, a national drug prevention education and awareness program. The Foundation actively supports an array of other solutions, including efforts to reduce opioid prescribing, promote drug take back and safe disposal and expand collaborative community work.
Cardinal Health is backed by nearly 100 years of experience with operations in nearly 46 countries. For more information, visit cardinalhealth.com. Follow us on Twitter, Facebook and LinkedIn.

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe,"

Cardinal Health

"will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health and other components of our generics pharmaceutical program; risks associated with the distribution of opioids, including potential financial impact associated with the outcome of the ongoing lawsuits and investigations by certain governmental and regulatory authorities as well as private plaintiffs and potential reputational or operational harm; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals, including decreased branded inflation and possible branded price reductions; risks associated with our ability to improve the performance of our Medical segment’s Cardinal Health Brand Products business; the risk of non-renewal under one or more key customer or supplier arrangements or changes to the pricing or other terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform proposals and proposals related to pharmaceutical pricing transparency; changes in the distribution patterns, reimbursement rates, pricing or rebates for health care products and services; risks associated with our cost-savings initiatives, including the possibility that they could result in greater charges or expenses than we anticipate, could fail to achieve the desired efficiencies or strategic outcomes and could have unintended consequences, such as business disruption; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of August 8, 2019. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Fourth Quarter				Fiscal Year
(in millions, except per common share amounts)	2019	2018		% Change	2019	2018	% Change
Revenue	$37,353	$35,349		6%	$145,534	$136,809	6%
Cost of products sold	35,679	33,614		6%	138,700	129,628	7%
Gross margin	1,674	1,735		(4)%	6,834	7,181	(5)%

Operating expenses:
Distribution, selling, general and administrative expenses	1,168	1,270		(8)%	4,480	4,596	(3)%
Restructuring and employee severance	28	22		N.M.	125	176	N.M.
Amortization and other acquisition-related costs	153	165		N.M.	621	707	N.M.
Impairments and (gain)/loss on disposal of assets, net[1]	3	1,354		N.M.	(488)	1,417	N.M.
Litigation (recoveries)/charges, net	15	4		N.M.	36	159	N.M.
Operating earnings/(loss)	307	(1,080)		N.M.	2,060	126	N.M.

Other (income)/expense, net	2	29		N.M.	15	23	N.M.
Interest expense, net	67	78		(14)%	294	329	(11)%
Loss on extinguishment of debt	—	—		N.M.	—	2	N.M.
Earnings/(loss) before income taxes	238	(1,187)		N.M.	1,751	(228)	N.M.

Provision for/(benefit from) income taxes	44	(21)		N.M	386	(487)	N.M.
Net earnings/(loss)	194	(1,166)		N.M.	1,365	259	N.M.

Less: Net earnings attributable to noncontrolling interests	—	—		N.M.	(2)	(3)	N.M.
Net earnings/(loss) attributable to Cardinal Health, Inc.	$194	$(1,166)		N.M.	$1,363	$256	N.M.

Earnings/(loss) per common share attributable to Cardinal Health, Inc.:
Basic	$0.65	$(3.76)		N.M.	$4.55	$0.82	N.M.
Diluted	0.65	(3.76)	[2]	N.M.	4.53	0.81	N.M.

Weighted-average number of common shares outstanding:
Basic	298	310			300	313
Diluted	300	310	[2]		301	315
1In conjunction with the preparation of our consolidated financial statements for fiscal year 2018, we performed our annual goodwill impairment test. As part of this annual test, we concluded that a portion of our Medical segment goodwill was impaired, resulting in a non-cash impairment charge of $1.4 billion during the fourth quarter of fiscal 2018.
2Due to the net loss during the fourth quarter of fiscal 2018, dilutive potential common shares have not been included in the denominator of the dilutive per share computation due to their antidilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2019	June 30, 2018
Assets
Current assets:
Cash and equivalents	$2,531	$1,763
Trade receivables, net	8,448	7,800
Inventories, net	12,822	12,308
Prepaid expenses and other	1,946	1,926
Assets held for sale	—	756
Total current assets	25,747	24,553

Property and equipment, net	2,356	2,487
Goodwill and other intangibles, net	11,808	12,229
Other assets	1,052	682
Total assets	$40,963	$39,951

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,535	$19,677
Current portion of long-term obligations and other short-term borrowings	452	1,001
Other accrued liabilities	2,122	2,002
Liabilities related to assets held for sale	—	213
Total current liabilities	24,109	22,893

Long-term obligations, less current portion	7,579	8,012
Deferred income taxes and other liabilities	2,945	2,975

Redeemable noncontrolling interests	—	12

Total shareholders’ equity	6,330	6,059
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$40,963	$39,951

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fourth Quarter		Fiscal Year
(in millions)	2019	2018	2019	2018
Cash flows from operating activities:
Net earnings	$194	$(1,166)	$1,365	$259

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	241	253	1,000	1,032
Impairments and loss on sale of other investments	1	—	3	6
Impairments and (gain)/loss on disposal of assets, net	4	1,354	(488)	1,417
Share-based compensation	18	21	82	85
Provision for/(benefit from) deferred income taxes	(83)	(1,012)	(83)	(1,012)
Provision for bad debts	29	24	88	74
Change in fair value of contingent consideration obligation	—	—	—	(2)
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(595)	(239)	(751)	(871)
Increase in inventories	(206)	(346)	(551)	(1,211)
Increase in accounts payable	1,018	939	1,864	2,574
Other accrued liabilities and operating items, net	(115)	726	193	417
Net cash provided by operating activities	506	554	2,722	2,768

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(44)	—	(82)	(6,142)
Additions to property and equipment	(136)	(138)	(328)	(384)
Purchase of available-for-sale securities and other investments	(7)	(2)	(18)	(9)
Proceeds from sale of available-for-sale securities and other investments	—	—	3	65
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	14	—	763	862
Net cash provided by/(used in) investing activities	(173)	(140)	338	(5,608)

Cash flows from financing activities:
Payment of contingent consideration obligation	—	(13)	—	(35)
Net change in short-term borrowings	—	—	—	(50)
Purchase of noncontrolling interests	—	—	—	(106)
Proceeds from long-term obligations, net of issuance costs	—	—	—	3
Reduction of long-term obligations	(1,100)	(551)	(1,102)	(954)
Net tax proceeds/(withholdings) from share-based compensation	(1)	—	(14)	(3)
Dividends on common shares	(142)	(145)	(577)	(581)
Purchase of treasury shares	—	(100)	(600)	(550)
Net cash used in financing activities	(1,243)	(809)	(2,293)	(2,276)

Effect of exchange rates changes on cash and equivalents	3	(13)	1	4
Change in cash held for sale	—	(4)	—	(4)

Net increase/(decrease) in cash and equivalents	(907)	(412)	768	(5,116)
Cash and equivalents at beginning of period	3,438	2,175	1,763	6,879
Cash and equivalents at end of period	$2,531	$1,763	$2,531	$1,763

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Fourth Quarter

(in millions)	2019	2018	(in millions)	2019	2018
Pharmaceutical			Medical

Revenue			Revenue
Amount	$33,401	$31,455	Amount	$3,956	$3,898
Growth rate	6%	6%	Growth rate	1%	14%

Segment profit			Segment profit
Amount	$447	$416	Amount	$97	$114
Growth rate	7%	(18)%	Growth rate	(15)%	(17)%
Segment profit margin	1.34%	1.32%	Segment profit margin	2.45%	2.92%

Fiscal Year

(in millions)	2019	2018	(in millions)	2019	2018
Pharmaceutical			Medical

Revenue			Revenue
Amount	$129,917	$121,241	Amount	$15,633	$15,581
Growth rate	7%	4%	Growth rate	—%	15%

Segment profit			Segment profit
Amount	$1,834	$1,992	Amount	$576	$662
Growth rate	(8)%	(9)%	Growth rate[1]	(13)%	16%
Segment profit margin	1.41%	1.64%	Segment profit margin	3.68%	4.25%
1Segment profit for fiscal year 2018 includes a $64 million impact from the roll-out of the inventory fair value step up related to the Patient Recovery acquisition.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Operating	Earnings/	Provision for/
	Operating	Earnings	(Loss) Before	(Benefit from)	Net	Net	Effective		Diluted
	Earnings/	Growth	Income	Income	Earnings/	Earnings[2]	Tax	Diluted	EPS[2]
(in millions, except per common share amounts)	(Loss)	Rate	Taxes	Taxes	(Loss)[2]	Growth Rate	Rate	EPS[2,3,4]	Growth Rate
	Fourth Quarter 2019
GAAP	$307	N.M.	$238	$44	$194	N.M.	18.4%	$0.65	N.M.
Restructuring and employee severance	28		28	7	21			0.07
Amortization and other acquisition-related costs	153		153	35	118			0.39
Impairments and (gain)/loss on disposal of assets, net	3		3	15	(12)			(0.04)
Litigation (recoveries)/charges, net	15		15	3	12			0.04
Transitional tax benefit, net	—		—	(1)	1			—
Non-GAAP	$507	9%	$438	$103	$334	6%	23.7%	$1.11	10%

	Fourth Quarter 2018
GAAP	$(1,080)	N.M.	$(1,187)	$(21)	$(1,166)	N.M.	1.8%	$(3.76)	N.M.
Restructuring and employee severance	22		22	(3)	25			0.08
Amortization and other acquisition-related costs	165		165	33	132			0.42
Impairments and (gain)/loss on disposal of assets, net	1,354		1,354	13	1,341			4.30
Litigation (recoveries)/charges, net	4		4	(4)	8			0.02
Transitional tax benefit, net	—		—	25	(25)			(0.08)
Non-GAAP	$465	(27)%	$358	$43	$315	(24)%	11.8%	$1.01	(23)%

	Fiscal Year 2019
GAAP	$2,060	N.M.	$1,751	$386	$1,363	N.M.	22.1%	$4.53	N.M.
Restructuring and employee severance	125		125	32	93			0.31
Amortization and other acquisition-related costs	621		621	148	473			1.57
Impairments and (gain)/loss on disposal of assets, net	(488)		(488)	(113)	(375)			(1.25)
Litigation (recoveries)/charges, net	36		36	10	26			0.09
Transitional tax benefit, net	—		—	(9)	9			0.03
Non-GAAP	$2,353	(9)%	$2,044	$453	$1,589	1%	22.1%	$5.28	6%

	Fiscal Year 2018
GAAP	$126	(94)%	$(228)	$(487)	$256	(80)%	213.8%	$0.81	(80)%
Restructuring and employee severance	176		176	25	151			0.48
Amortization and other acquisition-related costs	707		707	176	531			1.69
Impairments and (gain)/loss on disposal of assets, net	1,417		1,417	(44)	1,461			4.64
Litigation (recoveries)/charges, net	159		159	48	111			0.35
Loss on extinguishment of debt	—		2	1	1			—
Transitional tax benefit, net	—		—	936	(936)			(2.97)
Non-GAAP	$2,585	(7)%	$2,233	$655	$1,575	(9)%	29.3%	$5.00	(7)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2attributable to Cardinal Health, Inc.
3GAAP diluted EPS for the three months ended June 30, 2019 compared to the prior year period was favorably impacted by the fourth quarter 2018 goodwill impairment charge related to our Medical segment. GAAP diluted EPS for fiscal year 2019 compared to the prior year period was favorably impacted by the fourth quarter 2018 goodwill impairment charge related to our Medical segment, offset by the gain in fiscal 2019 of $508 million ($378 million after-tax) related to the naviHealth divestiture and the fiscal 2018 transitional benefit from the enactment of the U.S. Tax Cuts and Jobs Act.

4Fourth quarter fiscal 2018 GAAP diluted loss per share is calculated using a weighted average of 310 million common shares and excludes dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the quarter. Fourth quarter fiscal 2018 non-GAAP diluted EPS and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 312 million common shares, which includes potentially dilutive securities. The inclusion of approximately 2 million dilutive shares in the GAAP to non-GAAP per share reconciling items has a $0.02 impact on our non-GAAP EPS calculation.
The sum of the components may not equal the total due to rounding.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
State opioid assessment related to prior fiscal years is the portion of the New York State assessment under the Opioid Stewardship Act for prescription opioid medications that were sold or distributed in periods prior to fiscal 2019. This portion was excluded from non-GAAP financial measures because it related to sales in prior fiscal years and inclusion would have obscured analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while the New York law would have required us to make payments on an ongoing basis, the portion of the assessment related to sales in periods prior to fiscal 2019 was contemplated to be a one-time, nonrecurring item. In December 2018, this assessment was declared to be unconstitutional and, as such, the charge we incurred in the three months ended September 30, 2018 was reversed during the three months ended December 31, 2018.

•	Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

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Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

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Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2019 GAAP results. Over the past five years, the excluded items have lowered the Company’s EPS from $0.75 to $4.19, which includes a goodwill impairment charge of $4.36 per share related to our Medical segment that we recognized in fiscal 2018. The excluded items for fiscal 2019 increased the Company's EPS by $0.75, which includes a $508 million gain ($378 million after-tax) related to the naviHealth divestiture.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, and (6) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, and (7) loss on extinguishment of debt.
Non-GAAP effective tax rate: provision for income taxes adjusted for (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, and (8) transitional tax benefit, (net) divided by (earnings before income taxes adjusted for the first seven items).
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, each net of tax, and (8) transitional tax benefit, net.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.